Exhibit 99.1

601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard
608.278.6141

Terry Polistina, President of Spectrum Brands’ Global Appliances Business,
to Leave the Company But Remain a Member of the Board of Directors

Madison, WI, September 16, 2013 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that Terry L. Polistina, President of its Global Appliances division, has elected to leave the Company, effective September 30, 2013, following the successful completion of the multi-year restructuring and integration of the Global Appliances business and the implementation of a succession plan. Mr. Polistina will continue to serve as a member of the Board of Directors of Spectrum Brands.

Steve Fraundorfer, who has more than 20 years of manufacturing and operations experience at Spectrum Brands, has been appointed Vice President and General Manager for Global Appliances, which includes responsibility for North American Appliances sales and marketing in addition to his current responsibilities for Global Appliances business operations. Mr. Fraundorfer will report to Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings.  Andreas Rouvé, President, International, maintains his responsibility for all international Appliances operations and continues to report to Mr. Lumley.  The Global Appliances management structure was instituted earlier this year in preparation for Mr. Polistina’s planned departure from the Company.

“Terry has made valuable and significant contributions to our global continuous improvement, supply chain and new product development processes, and to our Company’s overall growth and strategic development,” said Mr. Lumley.  “Under his leadership, we exceeded our initial cost synergy estimates from the acquisition of Russell Hobbs and the subsequent integration of our Home and Remington® Personal Care divisions.  Our Global Appliances division has been streamlined, is achieving record annual cost savings this year, and is currently introducing a record number of new products across the world.  We thank Terry for his leadership and wish him well.  We are grateful he remains a director of the Company.”

David Maura, Chairman of Spectrum Brands, said, “Terry has provided outstanding leadership and service to Spectrum Brands over the past three years, most notably through the many significant operating improvements to our Global Appliances business.  Terry has been a business partner and friend of mine for a number of years, and I am very pleased that he will continue to serve on our Board.  We all join in wishing Terry the very best in his future business activities.”

Mr. Polistina, 50, was appointed to the Spectrum Brands Board of Directors in August 2009 and named President of Spectrum Brands’ Small Appliances division, upon the closing of the Company’s merger in June 2010 with Russell Hobbs, Inc., a leading global marketer of small kitchen and home appliances with a broad portfolio of such well-known brands as Black & Decker®, George Foreman®, Farberware®, Toastmaster® and Juiceman® .  He became President, Global Appliances in October 2010.

Prior to joining Spectrum Brands, Mr. Polistina was Chief Executive Officer of Russell Hobbs.  Prior to joining Russell Hobbs, he served as Chief Operating Officer of Applica Incorporated from 2006 to 2007 and as Chief Financial Officer from 2001 to 2007. Mr. Polistina also served as a Senior Vice President of Applica from 1998 to 2001.  Applica was a global small appliances manufacturer and a predecessor company to Russell Hobbs.

Mr. Polistina earned a bachelor’s degree in finance from the University of Florida and an MBA from the University of Miami.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister™, Remington®, VARTA®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. On a pro forma basis following the Company’s December 2012 acquisition of the Hardware & Home Improvement Group (HHI) from Stanley Black & Decker, Spectrum Brands had net sales of more than $4 billion for fiscal 2012. For more information, visit www.spectrumbrands.com.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the tender offer and consent solicitation described above and related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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